                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          CHURCH & DWIGHT CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                             [ARM & HAMMER LOGO]
CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

Notice of Annual Meeting of Stockholders to be held Thursday, May 6, 1999.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, on Thursday, May 6, 1999, at 11:00 a.m., to consider and take action on the following:

        1. Election of four persons to serve as Directors for a term of three years.

        2. Approval of the appointment of Deloitte & Touche as independent auditors of the Company's 1999 financial statements.

        3. To consider and act upon a stockholder proposal requesting that the Board of Directors take the steps necessary to provide for cumulative voting in the election of Directors.

        4. To consider and act upon a stockholder proposal requesting that the Company prepare and make available to stockholders and employees an equal employment diversity report.

        5. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 8, 1999, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, commencing on April 23, 1999.

                                        MARK A. BILAWSKY
                                        Vice President, General Counsel
                                        and Secretary

Princeton, New Jersey
April 1, 1999

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297

                                                                   April 1, 1999

                                PROXY STATEMENT

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999 and at any adjournment thereof.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 8, 1999, is entitled to vote in accordance with the Company's Restated Certificate of Incorporation, as amended. At the Annual Meeting, each share of Common Stock beneficially owned by the same person for a period of 48 consecutive months preceding March 8, 1999, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 29 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 8, 1999, were 19,403,789.

     At the Annual Meeting of Stockholders held on May 7, 1998, as reported in the Certificate of Inspectors of Elections, the number of shares of Company Common Stock entitled to vote at such meeting was 19,412,455 bearing 39,172,873 votes. Of such shares, 6,586,806 were entitled to four votes per share and 12,825,649 were entitled to one vote per share.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting. If no contrary instruction is indicated on the proxy, such proxy will be voted FOR the election of the nominees described herein, FOR approval of the appointment of Deloitte & Touche as independent auditors, AGAINST the proposed stockholder resolution relating to cumulative voting in the election of Directors, and AGAINST the proposed stockholder resolution relating to an equal employment diversity report.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the vote, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors, or abstentions with regard to proposals 2, 3 and 4 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposals 2, 3 and 4 requires the affirmative vote of such number of shares as are present in person or by proxy and entitled to vote with respect to such matters.

Abstentions are counted as votes against proposals 2, 3 and 4, whereas broker non-votes are not counted in tabulating the votes thereon.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone through its employees who will not be additionally compensated. The cost thereof will be borne by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

     This Proxy Statement and enclosed form of Proxy and Stockholder Certification Form is expected to be first mailed to Stockholders on April 1, 1999.

                            1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes, each class equal or as nearly equal as possible, with the Directors in each class serving for a term of three years. At the 1999 Annual Meeting of Stockholders, four Directors will be elected to serve until the 2002 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable to serve as Directors for any reason, but if that should occur before the Annual Meeting, the persons named in the form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws. Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                      STANDING FOR ELECTION -- MAY 6, 1999

TERM EXPIRES IN 1999
                       CYRIL C. BALDWIN, JR.
[PHOTO OF CYRIL C.     Mr. Baldwin, 71, is Chairman of the Board of Cambrex
BALDWIN JR.]           Corporation, a specialty chemicals company. He became a
                           Director of the Company in 1983. He is a member of the
                           Executive Committee, Compensation & Organization
                           Committee and the Committee on Directors of the Board.

                       WILLIAM R. BECKLEAN
[Photo of William      Mr. Becklean, 62, is Managing Director of Tucker Anthony,
R. Becklean]           Inc. a full-service regional brokerage and investment
                           banking firm. He previously served as Vice President of
                           Kidder, Peabody & Co., Inc. He became a Director of the
                           Company in 1980. Mr. Becklean is a member of the Audit
                           Committee of the Board.

                       ROSINA B. DIXON, M.D.
[Photo of Rosina B.    Dr. Dixon, 56, has been a consultant to the Pharmaceutical
Dixon, M.D.]           industry since 1986. She is a Director of Cambrex
                           Corporation and Enzon, Inc. She became a Director of the
                           Company in 1979, currently serves as Chairman of the
                           Compensation & Organization Committee of the Board and
                           is a member of the Committee on Directors and Executive
                           Committee of the Board.

                       ROBERT D. LEBLANC
[Photo of Robert D.    Mr. LeBlanc, 49, is President, and Chief Executive Officer
LeBlanc]               of Handy & Harman, a diversified industrial manufacturer. He is also Executive Vice President and a Director of Handy
                           and Harman's parent company WHX Corporation. Prior to
                           joining Handy & Harman, he was Executive Vice President
                           of Elf Atochem North America, a specialty chemicals
                           company. He became Director of the Company in July 1998
                           and is a member of the Compensation and Organization
                           Committee of the Board.

                               CONTINUING DIRECTORS
TERM EXPIRES IN 2000
                       ROBERT A. DAVIES, III
[PHOTO OF ROBERT A.    Mr. Davies, 63, is the President and Chief Executive Officer
DAVIES]                of the Company, positions he has held since October 1995.
                           From January 1995 to September 1995 he was the President
                           of the Arm & Hammer Division. During the period 1985 to
                           1990 he served as President & Chief Executive Officer
                           and a member of the Board of Directors of California
                           Home Brands, Inc. He currently serves as a member of the
                           Board of Footstar, Inc. and The Newgrange School. He is
                           a member of the Executive Committee and the Committee on
                           Directors of the Board.

                       JOHN D. LEGGETT, III, PH.D.
[Photo of John D.      Mr. Leggett, 57, is President of Sensor Instruments Co.,
Leggett]               Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental
                           sensing instrumentation. He has been a Director of the
                           Company since 1979 and currently is a member of the
                           Executive and Audit Committees of the Board.

                       JOHN F. MAYPOLE
[Photo of John         Mr. Maypole, 59, is Managing Partner, Peach State Real
F.Maypole]             Estate Holding Company, a family investment partnership. He is a director of Bell Atlantic Corporation, Dan River
                           Inc. and Massachusetts Mutual Life Insurance Company. He
                           became a director of the Company in January 1999 and is
                           a member of the Audit Committee of the Board.

                       ROBERT A. MCCABE
[Photo of Robert A.    Mr. McCabe, 64, is Chairman of Pilot Capital Corporation,
McCabe]                whose business is providing equity financing for private
                           companies. He is a member of the Board of Directors of
                           Borg-Warner Security Corporation, Thermo Optek
                           Corporation, The Atlantic Bank, and Thermo Electron
                           Corporation. Mr. McCabe is a Trustee of the American
                           School of Classical Studies at Athens, the Thera
                           Foundation, Athens College, and the French Library in
                           Boston. Mr. McCabe has been a Director of the Company
                           since 1987. He is a member of the Audit Committee of the
                           Board.

TERM EXPIRES IN 2001
                       ROBERT H. BEEBY
[PHOTO OF ROBERT H.    Mr. Beeby, 67, retired in 1991 as President and Chief
BEEBY]                 Executive Officer of Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, he served as
                           President and Chief Executive Officer of Pepsi-Cola
                           International. He currently serves as a member of the
                           Board of Directors of the Columbia Energy Group and A.C.
                           Neilsen. He became a member of the Board in 1992. He is
                           a member of the Compensation & Organization Committee of
                           the Board.

                       J. RICHARD LEAMAN, JR.
[Photo of J.           Mr. Leaman, 64, retired in May 1995 as President, Chief
Richard Leaman,        Executive Officer of S. D. Warren Company, a producer of
Jr.]                       coated printing and publishing papers. From 1991 through
                           1994 he was Vice Chairman of Scott Paper Company. Mr.
                           Leaman is on the Board of Directors of Pep Boys and
                           Ranpak Corporation, Vice Chairman of the Executive
                           Committee and Board of Trustees of Widener University,
                           and a member of the Dartmouth Alumni Council. Mr. Leaman
                           has been a Director of the Company since 1985. He serves
                           as Chairman of the Audit Committee of the Board.

                       DWIGHT C. MINTON
[Photo of Dwight C.    Mr. Minton, 64, is Chairman of the Board of the Company.
Minton]                After serving many years as President, and as Chief
                           Executive Officer since 1968, he retired from the
                           Company in October 1995. He currently serves as Chairman
                           of the Greater Yellowstone Coalition, Vice Chairman of
                           the National Environmental Education and Training
                           Foundation and is a Director of Crane Co. and Medusa
                           Corporation. He has been a Director of the Company since
                           1965 and serves as Chairman of the Director's Stock
                           Option Plan, Executive and Loan Committees of the Board
                           and is a member of the Compensation & Organization
                           Committee and the Committee on Directors of the Board.

                       JOHN O. WHITNEY
[Photo of John O.      Mr. Whitney, 70, is a Professor and Executive Director, the
Whitney]               Deming Center for Quality Management at Columbia Business
                           School. He currently serves as a member of the Board of
                           Directors of the Turner Corporation and Atchison
                           Castings, Inc. He also serves as Advisory Director of
                           Newsbank. He became a member of the Board in 1992. He is
                           a member of the Compensation & Organization Committee of
                           the Board.

                              RETIRING DIRECTOR
                       DEAN PHYPERS
[PHOTO OF DEAN         Mr. Phypers, 70, retired in 1987 as Senior Vice President
PHYPERS]               and Director, International Business Machines Corporation, a
                           leading manufacturer of information systems. He
                           currently serves as a Director of American International
                           Group, Bethlehem Steel Corporation and Cambrex
                           Corporation. He has been a Director of the Company since
                           1974. He serves as Chairman of the Committee on
                           Directors and is a member of the Executive Committee of
                           the Board. Mr. Phypers will retire from the Board
                           effective on May 6, 1999. With deep regret the Company
                           accepts his resignation.

     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 1998 there were six meetings of the Board of Directors. Each Director attended at least seventy-five percent of the total number of meetings held by the Board of Directors and the total number of meetings held by all Committees of the Board on which such Director served.

     The Board has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The typical duties of a Nominating Committee, the screening and selection of candidates to fill vacancies on the Board of Directors, are part of the responsibilities of the Committee on Directors.

     AUDIT COMMITTEE. The Audit Committee, comprised of William R. Becklean; J. Richard Leaman, Jr.; John D. Leggett, III, Ph.D.; John F. Maypole (beginning in
1999); and Robert A. McCabe, met three times during 1998. The Committee's functions include recommending to the Board of Directors the engagement and discharge of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls. All members of the Committee are outside Directors.

     COMPENSATION & ORGANIZATION COMMITTEE. The Compensation & Organization Committee, comprised of Cyril C. Baldwin, Jr.; Robert H. Beeby; Rosina B. Dixon, M.D.; Robert D. LeBlanc; Dwight C. Minton; and John O. Whitney, met five times during 1998. All of the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include design and administration of the Company's compensation plans, and review and approval of Executive Officer compensation. See Compensation & Organization Committee Report on page 18.

     COMMITTEE ON DIRECTORS. The Committee on Directors, comprised of Cyril C. Baldwin; Robert A. Davies, III; Rosina B. Dixon, M.D.; Dwight C. Minton; and Dean P. Phypers, was established in November 1994. The members of the Committee met four times during 1998. The functions of the Committee include, among other things, the selection, evaluation and consideration of candidates for nomination to the Board, and the monitoring and evaluation of overall Board performance. Any Stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a Director.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 8, 1999) by each Executive Officer.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Robert A. Davies, III................   63(1) President and Chief Executive Officer
Raymond L. Bendure, Ph.D. ...........   55(1) Vice President Research and Development
Mark A. Bilawsky.....................   51(1) Vice President, General Counsel and Secretary
Mark G. Conish.......................   46(1) Vice President Manufacturing and Distribution
James P. Crilly......................   56(1) Senior Vice President Arm & Hammer Division
Zvi Eiref............................   60(1) Vice President Finance and Chief Financial Officer
Dennis M. Moore......................   48(1) Vice President/General Manager International
                                                Operations/Business Development
Eugene F. Wilcauskas.................   56(1) Vice President, President and Chief Operating Officer
                                                Specialty Products Division
Anthony J. Falotico..................   44(2) Vice President Process Development, Packaging and
                                              Fabric Care Product Development
Alfred H. Falter.....................   49(2) Vice President Procurement
W. Patrick Fiedler...................   50(2) Vice President Basic Chemicals, Specialty Products
                                              Division
Gary P. Halker.......................   48(2) Vice President, Controller and Chief Information
                                              Officer
Jaap Ketting.........................   47(2) Vice President - Brazil
Henry Kornhauser.....................   66(2) Vice President - Advertising
Larry B. Koslow......................   47(2) Vice President Marketing Personal Care, Arm & Hammer
                                                Division
Ronald D. Munson.....................   56(2) Vice President Animal Nutrition, Specialty Products
                                              Division
Joyce F. Srednicki...................   54(2) Vice President Marketing Household Products, Arm &
                                                Hammer Division

---------------
 (1) Executive Officers serving for such term as the Board of Directors shall determine.

 (2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Davies was elected President and Chief Executive Officer in October 1995. He served as President of the Arm & Hammer Division from January to September 1995. From 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is a member of the Board of Footstar, Inc. and The Newgrange School.

     Mr. Bendure joined the Company in November 1995 as Vice President Research and Development. From 1988 to 1993 Mr. Bendure was employed by Colgate Palmolive Co. as World Wide Director, Corporate Technology. From 1993 to 1995 Mr. Bendure was Senior Vice President, Optical Research & Development for Allergan.

     Mr. Bilawsky joined the Company in 1976 as Tax and Internal Audit Manager, and in 1979 he became Associate General Counsel and Tax Counsel. He has served as Vice President, General Counsel and Secretary of the Company since 1989.

     Mr. Conish was elected Vice President Manufacturing and Engineering in April 1993 and in November 1994 he became Vice President Manufacturing and Distribution. For the previous nineteen years he served in various management positions with the Company, the most recent being Senior Director, Manufacturing/Engineering.

     Mr. Crilly rejoined the Company in February 1995 as Vice President Sales Arm & Hammer Division, a position he held with the Company from 1980 to 1984. In February 1997 Mr. Crilly became Senior Vice President Arm & Hammer Division. From 1984 to 1990 Mr. Crilly was retained by California Home Brands as Vice President Sales and Marketing. From 1990 to 1994 he was a partner in California Calamari & Gold Coast Fisheries, Inc.

     Mr. Eiref rejoined the Company in November 1995 as Vice President Finance and Chief Financial Officer, a position he held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance.

     Mr. Moore joined the Company in 1980 and in 1984 was elected Vice President Human Resources. In May 1989 Mr. Moore became Vice President of Administration and in July 1996 he became Vice President Corporate Business Development. In October 1997 Mr. Moore was elected Vice President/ General Manager International Operations/Business Development.

     Mr. Wilcauskas joined the Company in April 1997 as President & Chief Operating Officer of the Specialty Products Division. Prior to that Mr. Wilcauskas was an advisor to Investec Strategies, Inc. Prior to that he served as President of Akzo Nobel, Inc. Mr. Wilcauskas joined Akzo Nobel in 1986 as the result of the acquisition of the Wilson-Fiberfil Division from Plastics Specialties & Technologies, Inc. where he was a principal, a board member and a corporate vice president.

     Mr. Falotico was appointed Vice President Process Development, Packaging, and Fabric Care Product Development in October, 1998. For the previous 18 years he served in various management and director positions with the Company, the most recent being Director, Laundry Product/Process Development.

     Mr. Falter joined the Company in 1979 as Plant Controller and served in various managerial positions until March 1988 when he became Director, Corporate Purchasing. On January 1, 1998 Mr. Falter was appointed Vice President Procurement after having served as Vice President Corporate Purchasing since December 1995.

     Mr. Fiedler was appointed Vice President Basic Chemicals on January 1, 1999 and had served as Vice President Sales and Marketing since February 1997 after being appointed Vice President Marketing in October 1995. In 1994 Mr. Fiedler was appointed President of Armand Products Company, a partnership in which the Company owns a fifty percent interest, after having previously served as Vice President/General Manager. Prior to that Mr. Fiedler was employed by Occidental Chemical Corporation in various managerial positions. Mr. Fiedler also serves as Director of Hands Together, a Princeton based non-profit organization that runs volunteer, relief and development programs in Haiti.

     Mr. Halker joined the Company in 1977 and in 1984 was appointed Controller. In March 1993 Mr. Halker became Chief Information Officer and in August 1994 he became Vice President and Chief Information Officer. In August 1995 he became Vice President, Controller and Chief Information Officer.

     Mr. Ketting has been Vice President - Brazil since June 1997. He began with Church & Dwight in January 1987 as Manager of Financial Analysis for the Specialty Products Division. In June 1990 he became Director of Financial Analysis for the Specialty Products Division. Before coming to Church & Dwight, Mr. Ketting spent ten years with Allied Corp. and its General Chemical Company spin-off in various financial management positions.

     Mr. Kornhauser joined the Company in 1997 as Vice President - Advertising. Prior to that Mr. Kornhauser was Chairman of the Board of Partners & Shevack, an advertising agency in which he was a principal. Prior to that he served as President of C.T. Clyne until 1980 when he became the Chairman and Chief Executive Officer of his own advertising agency, Kornhauser & Calene. In 1989 Kornhauser & Calene merged with Partners & Shevack.

     Mr. Koslow joined the Company in November 1995 as Vice President Marketing Personal Care for the Arm & Hammer Division. For the previous five years, Mr. Koslow was employed by Sterling Winthrop Inc. as Vice President
Marketing - Sterling Health Canada and Category Director, Analgesics - Sterling Health USA.

     Mr. Munson was appointed Vice President Animal Nutrition on January 1, 1999. Mr. Munson joined the Company in 1983 as Director of Marketing, Specialty Products Division and served in various managerial positions in sales and marketing prior to being appointed Vice President and General Manager Performance Products Group in July 1989. In July 1991 he became Vice President International Operations, Specialty Products Division.

     Ms. Srednicki was appointed Vice President Marketing Household Products for the Arm & Hammer Division in October 1995. Since 1975 she served in various positions of increasing responsibilities in sales and marketing.

SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 1, 1999, of more than five percent of the Company's Common Stock. The table below along with the table on page 10 and the footnotes that follow, are based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

                                                   AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP
               NAME AND ADDRESS                  ------------------------      PERCENT
              OF BENEFICIAL OWNER                  SHARES         VOTES      OF CLASS(1)
              -------------------                -----------    ---------    -----------
FMR Corporation................................    1,349,900(2) 1,349,900        7.00
  82 Devonshire Street
  Boston, Massachusetts 02109-3614

Gabelli Funds, Inc.............................    1,633,350(3) 1,633,350        8.42
  One Corporate Center
  Rye, New York 10580-1434

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, by each Executive Officer listed in the Summary Compensation Table on page 13, and by all Executive Officers and Directors as a group, as of March 8, 1999, is set forth in the table below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                      ----------------------------------------------------      DEFERRED
                                                                   PERCENT       STOCK        COMPENSATION
                                                                     OF       OPTION PLANS        PLANS
NAME                                  SHARES(4)(5)      VOTES     CLASS(1)    (SHARES)(4)     ("SHARES")(5)
----                                  ------------    ---------   ---------   ------------   ---------------
Cyril C. Baldwin, Jr................       9,406         25,426       --          7,000            1,121
William R. Becklean.................       6,265         20,050       --          7,000            2,379
Robert H. Beeby.....................       6,727         15,727       --          6,000               --
Robert A. Davies, III...............      27,580(6)      35,373       --         84,100           64,481
Rosina B. Dixon, M.D................      23,596(7)      76,159       --          7,000           14,223
J. Richard Leaman, Jr. .............       3,840         15,360       --          7,000            3,664
Robert D. LeBlanc...................       2,473          2,473       --             --               --
John D. Leggett, III, Ph.D. ........     397,952(8)   1,593,952     2.05          7,000               --
John F. Maypole.....................       1,000          1,000       --             --               --
Robert A. McCabe....................       8,412         29,832       --          7,000            2,306
Dwight C. Minton....................     167,737(9)     668,335       --        270,632               --
Dean P. Phypers.....................       7,240         28,960       --          7,000            4,053
John O. Whitney.....................       4,166         13,166       --          6,000            4,830
James P. Crilly.....................       5,759(10)      8,036       --         10,000               --
Zvi Eiref...........................     106,072(11)    422,695       --         27,300            5,381
Dennis M. Moore.....................      10,843(12)     43,372       --         63,000           26,994
Eugene F. Wilcauskas................         546(13)      2,184       --             --              357
All Executive Officers and Directors
  as a group (29 persons)...........     871,071(14)  3,319,496     4.49        727,532          133,848

---------------
 (1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if one percent or greater of the class.

 (2) Based on information included in Schedule 13G, dated February 12, 1999, filed with the Securities and Exchange Commission on behalf of Mr. Edward
     C. Johnson 3d and certain affiliates; FMR Corp. ("FMR"), Fidelity Management & Research Company ("FMRC") and Fidelity Management Trust Company ("FMTC"). In such Schedule 13G, FMRC and FMTC each reported beneficial ownership of 1,319,500 and 30,400 shares, respectively, with no investment or voting power over such shares. Mr. Johnson and FMR, through its control of FMRC and FMTC, each reported sole investment power, with no voting power, over 1,319,500 shares and sole investment and voting power over 30,400 shares.

 (3) Based on information included in Schedule 13D (Amendment No. 7), dated November 5, 1998, filed with the Securities and Exchange Commission on behalf of Mr. Gabelli and certain affiliates, Gabelli

     Funds, Inc. and GAMCO Investors, Inc. In such Schedule 13D, Mr. Gabelli reported no investment or voting power over such shares; Gabelli Funds, Inc. reported sole investment and voting power over 345,000 shares, GAMCO Investors, Inc. reported sole investment power over 1,237,650 shares and sole voting power over 1,285,350 shares and Gemini Capital Management Limited reported sole investment and voting power over 3,000 shares.

 (4) Does not include shares of Company Common Stock which each Director and each Executive Officer respectively, has rights to purchase, or will have such rights within sixty (60) days from March 8, 1999, under the Stock Option Plan for Directors (see discussion on page 13) and the Company's stock option plans (see discussion on pages 20-21) respectively. These shares are reflected in the table in the column labeled Stock Option Plans (Shares). Such shares are not entitled to vote at the 1999 Annual Meeting of Stockholders.

 (5) Does not include "shares" of Company Common Stock credited to the account of each Director in the Deferred Compensation Plan for Directors (see discussion on page 12) and credited to the account of each Executive Officer in the Deferred Compensation Plan for Officers (see discussion on page 21). These "shares" are reflected in the table in the column labeled Deferred Compensation Plans ("Shares"). Such shares are not entitled to vote at the 1999 Annual Meeting of Stockholders.

 (6) Includes Mr. Davies' interest in 2,598 shares under the Company's Investment Savings and Profit Sharing Plans.

 (7) Includes 4,500 shares held by a trust for which Dr. Dixon, a Director, serves as co-trustee. Dr. Dixon holds shared voting power over such shares. Includes 1,106 shares owned by a child of Dr. Dixon, as to which shares she disclaims any beneficial interest.

 (8) Includes 250,280 shares held by two trusts of which Mr. Leggett serves as co-trustee.

 (9) Includes 50,570 shares beneficially owned by Mr. Minton as trustee or custodian. Includes 50,000 shares owned by Mr. Minton's wife. Includes Mr. Minton's interest in 10,602 shares under the Company's Employee Stock Purchase Plan. Includes Mr. Minton's interest in 23,034 shares under the Company's Investment Savings and Profit Sharing Plans.

(10) Includes Mr. Crilly's interest in 705 shares under the Company's Investment Savings and Profit Sharing Plans.

(11) Includes Mr. Eiref's interest in 4,831 shares under the Company's Investment Savings and Profit Sharing Plans and Mr. Eiref's interest in 507 shares under the Company's Employee Stock Purchase Plan.

(12) Includes Mr. Moore's interest in 1,743 shares under the Company's Investment Savings and Profit Sharing Plans.

(13) Includes Mr. Wilcauskas' interest in 546 shares under the Company's Investment Savings and Profit Sharing Plans.

(14) Includes interest of Executive Officers in 73,784 shares under the Company's Investment Savings and Profit Sharing Plans. Includes interest of Executive Officers in 19,582 shares under the Company's Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

     Directors, who were not employees of the Company, were paid an annual retainer of $17,000 in 1998. In addition, non-employee Directors were paid $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit Committee, Compensation & Organization Committee, or the Committee on Directors, was paid $2,000 for each committee meeting attended and all other non-employee Directors were paid $1,000 for each committee meeting attended. Non-employee Directors do not participate in any of the Company's compensation plans. Directors' compensation programs are described below. The compensation of each non-employee Director for 1998 did not exceed $44,100 with the exception of Mr. Minton (see Transactions with Management discussion on page 22).

     Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner is recorded in a ledger account and is deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such ledger account. Actual shares of Company Common Stock are not held in such account and as such, each participating Director has no voting or investment rights for such "shares". Certain Directors have elected to defer compensation as described herein and as of December 31, 1998, the number of "shares" represented by amounts held in their ledger accounts are as set forth in the Security Ownership table on page 10.

COMPENSATION PLAN FOR DIRECTORS

     The Board of Directors of the Company adopted, on December 13, 1995, the Compensation Plan for Directors (the "Plan") which was approved by the stockholders at the May 9, 1996 Annual Meeting and became effective January 1, 1996.

     The Plan provides for the payment of Director's compensation, in the form of Company Common Stock, at the end of the calendar year for which such compensation was earned. The number of shares paid is determined as follows: (i) on the first stock trading day in January, the retainer and meeting fees to be paid to each Director for that calendar year (see Compensation of Directors discussion above) are converted into shares of Company Common Stock, rounded up to the nearest whole share. For example, if a Director is to receive $17,000 for the annual retainer and $1,000 for each Board Meeting attended and the closing price of Company Common Stock on the first trading day in January is $37.00 per share, then the compensation, calculated in terms of shares of Company Common Stock, would be 459.5 shares, rounded to 460 shares, for the annual retainer, and 27 shares, for each meeting attended; (ii) on the first stock trading day following the Company's regularly scheduled Board Meeting in December, the compensation earned by each Director, in shares of Company Common Stock, is converted into dollars using the closing price of Company Common Stock on such day. Each Participant may elect to receive up to fifty percent of such determined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid are distributed by December 31 of such year.

     STOCK OPTION PLAN FOR DIRECTORS. The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company (the "Participant").

     The Plan authorizes the granting of options to purchase shares of Company Common Stock (the "Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options may be exercised only by the Participant during his/her lifetime, transferred by will, the laws of descent and distribution, or upon approval of the Board of Directors.

     Participants are granted an option to purchase 2,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, with the exception that a Participant's initial option grant shall be 3,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 500,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 1998, 1997 and 1996 to, or for, the Chief Executive Officer, and each of the next four highest paid Executive Officers of the Company who served as Executive Officers during the fiscal year ended December 31, 1998 and whose total annual salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                              ANNUAL COMPENSATION              COMPENSATION
                                       ----------------------------------   -------------------
                                                                             AWARDS      LTIP
                                                             OTHER ANNUAL   --------   --------    ALL OTHER
                                                             COMPENSATION   OPTIONS               COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)       (2)        (SHARES)   PAY-OUTS    (3)(4)(5)
 ---------------------------    ----   --------   --------   ------------   --------   --------   ------------
ROBERT A. DAVIES, III           1998   $364,667   $451,275     $    --       98,400         --      $38,322
President and                   1997    350,583    300,000         260           --         --       70,450
Chief Executive Officer         1996    350,000    192,500      22,052       86,500         --       55,670
JAMES P. CRILLY                 1998    207,463    118,800          --       29,700         --       20,050
Senior Vice President           1997    181,458    100,000         260           --         --       31,741
Arm & Hammer Division           1996    165,000     74,500       3,145       20,300         --       20,810
ZVI EIREF                       1998    218,417    147,500          --       26,200         --       25,541
Vice President and              1997    210,333    126,000         260           --         --       39,036
Chief Financial Officer         1996    210,000     94,500       7,654       33,800         --       27,239
DENNIS M. MOORE                 1998    197,375    127,000          --        9,100         --       22,262
Vice President/General          1997    189,333    102,050      10,948(6)        --         --       32,822
Manager International           1996    189,000     85,000      20,609(6)    28,700         --       28,923
Operations/Business
Development
EUGENE F. WILCAUSKAS            1998    232,417    141,200          --       25,000         --       25,280
President and Chief             1997    178,417    135,000          --       20,000         --       27,895
Operating Officer               1996         --         --          --           --         --           --
Specialty Products Division

---------------
 (1) Represents incentive compensation payments under the Company's Annual Incentive Compensation Plan as discussed on page 19.

 (2) Includes premiums paid for long-term disability insurance, liability insurance and medical reimbursement plans. Total premiums paid on behalf of named individuals were as follows for 1998, 1997 and 1996, respectively:
     R.A. Davies, III $0, $260, $22,052; J.P. Crilly $0, $260, $3,145; Z. Eiref
     $0, $260, $7,654; D.M. Moore $0, $260, $8,921; E.F. Wilcauskas $0, $0,
     (none for 1996).

 (3) Includes Company contributions, vested and unvested, under the Company's Investment Savings Plan and Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 1998, 1997 and 1996, respectively: R.A. Davies, III $19,067, $53,625, $18,000; J.P. Crilly $16,905, $27,705, $18,000; Z. Eiref $19,200, $32,205, $18,000; D.M. Moore
     $19,200, $30,315, $17,969; E.F. Wilcauskas $19,200, $23,850, (none for
     1996).

 (4) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 1998, 1997 and 1996, respectively:
     R.A. Davies, III $6,140, $5,718, $22,301; J.P. Crilly $0, $1,209, $1,197;
     Z. Eiref $442, $1,510, $1,800; D.M. Moore $1,121, $880, $5,003; E.F.
     Wilcauskas $1,475, $1,309, (none for 1996).

 (5) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 1998, 1997 and 1996, respectively: R.A. Davies, III $13,115, $11,107, $15,369; J.P. Crilly $3,145, $2,827, $1,613; Z. Eiref $5,899, $5,321, $7,439; D.M. Moore $1,941,
     $1,627, $5,951; E.F. Wilcauskas $4,605, $2,736, (none for 1996).

 (6) Includes $10,000 of loan forgiveness in each of 1997 and 1996 in connection with a program to encourage employees to relocate to Princeton, New Jersey. Such program was generally available to all employees.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 1998 pursuant to the 1983 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

           OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                         INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE VALUE
                          -----------------------------------------------    AT ASSUMED ANNUAL RATES
                                     % OF TOTAL                                   OF STOCK PRICE
                                      OPTIONS                                APPRECIATION FOR OPTION
                                     GRANTED TO    EXERCISE                     TERM (10 YEARS)(2)
                          OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION   --------------------------
NAME                      GRANTED   FISCAL YEAR    ($/SHARE)      DATE       5% ANNUAL     10% ANNUAL
----                      -------   ------------   ---------   ----------   -----------    -----------
Robert A. Davies, III...  98,400       18.32        27.25       01/26/08    $1,689,282     $4,263,426
James P. Crilly.........  29,700        5.53        27.25       01/26/08       509,875      1,286,827
Zvi Eiref...............  26,200        4.88        27.25       01/26/08       449,789      1,135,181
Dennis M. Moore.........   9,100        1.69        27.25       01/26/08       156,225        394,281
Eugene F. Wilcauskas....  25,000        4.65        27.25       01/26/08       429,188      1,083,180

---------------
(1) Stock options, under the 1983 Stock Option Plan, are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, with the exception of the second group of stock options that were granted in 1998 (see Long-Term and Other Compensation discussion on page 20), at the fair market value per share on the date of grant. The options shown in the table above were granted on January 26, 1998.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of the Company's Common Stock.

     The following table sets forth information for the Company's option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table on Page 13, during 1998, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 1998, and (ii) values for in-the-money options which represent the difference between the exercise price of such stock options and the price of Company Common Stock as of December 31, 1998.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 1998 AND OPTION VALUE
                              AT DECEMBER 31, 1998

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                            SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
Robert A. Davies, III...        --           --      40,000         184,600       $692,500      $2,132,688
James P. Crilly.........        --           --      10,000          50,000        176,875         558,963
Zvi Eiref...............        --           --      10,000          60,000        155,625         728,675
Dennis M. Moore.........     8,000      144,938      57,400          37,800        609,338         504,525
Eugene F. Wilcauskas....        --           --          --          45,000             --         375,938

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
        AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1)

                        COMPANY           S&P 500 INDEX      HOUSEHOLD PRODUCTS
                        -------           -------------      ------------------
1988                    38.48                  50.71                 37.00
1989                    62.62                  66.77                 57.93
1990                    59.89                  64.70                 68.85
1991                   102.81                  84.41                 80.20
1992                   108.94                  90.84                 89.85
1993                   100.00                 100.00                100.00
1994                    64.97                 101.32                108.53
1995                    68.27                 139.40                151.92
1996                    66.20                 171.40                195.92
1997                   107.51                 228.59                275.52
1998                   139.90                 293.91                325.28

(1)The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Fort James Corp., Procter & Gamble and Kimberly Clark.

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

     The Company's executive compensation program is determined and administered by the Compensation & Organization Committee of the Board of Directors (the "Compensation Committee"), which is composed of Dr. Dixon (Chairman) and Messrs. Baldwin, Beeby, LeBlanc, Minton and Whitney, all of whom are non-employee Directors. The Compensation Committee is responsible for all compensation decisions regarding the Company's Executive Officers, subject to the approval of the Board of Directors. Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

COMPENSATION PHILOSOPHY

     In order to achieve its performance objectives, the Company believes that it must be able to attract, motivate and retain qualified people with appropriate talents, skills and abilities. Accordingly, the Compensation Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     The executive compensation program is comprised of base salary, annual incentive compensation and long-term incentive compensation components. Using external surveys as a guide, the level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Committee. Based on such surveys, compensation paid to executives may be adjusted by the Committee to reflect the relative size differences of the companies contained in the group. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would meaningfully compare its performance in the marketplace. The Compensation Committee generally seeks to maintain annual compensation (base salary and annual incentive compensation in the aggregate) and welfare benefits at an average level, perquisites at a lower than average level, and long-term incentive compensation at an average level, as compared with similar types of compensation paid to executives in the peer group. It should be noted that the incentive compensation component of executive compensation tends to be more performance sensitive, both individual and Company performance, than the other compensation components. The Compensation Committee gives emphasis to long-term incentive compensation in the form of stock options, because such compensation places the Executive Officers of the Company in the same position as long-term stockholders. As a result, business decisions are improved and Executive Officers receive gains that are consistent with those realized by stockholders of the Company. While still within the guidelines discussed above, the Compensation Committee has, within the last few years, sought to adjust the mix of compensation by placing increased emphasis on the more variable, performance based portion, such as incentive compensation and stock option grants, and less emphasis on the fixed portion, base salaries. Toward that end, the Compensation Committee had frozen base salaries for Executive Officers at the April 1, 1995 levels, during the period 1995 through 1997, and increased the target level for incentive compensation.

     The following is a discussion of each of the elements of the Company's executive compensation program, along with a discussion of actions taken by the Compensation Committee with respect to the Chief Executive Officer's compensation.

BASE SALARY

     Base salary for each Executive Officer is determined by comparing such Executive Officer's base salary to that of his/her counterparts in the Company's peer group as shown in the periodic external salary surveys described above. In addition, the Compensation Committee may adjust the base salary of an Executive Officer in the event the Compensation Committee determines that such base salary
(i) does not adequately reflect the performance and accomplishments of such Executive Officer, (ii) is out of line in comparison with the base salary of other Executive Officers or (iii) is not consistent with the Compensation Committee's policy to attract, motivate and retain qualified Executive Officers. The factors used in the evaluation of the Executive Officer's performance, include such Executive Officer's level of responsibility and his/her contribution to the achievement of the Company's strategic operating objectives, which will include objectives specific to such individual Executive Officer.

     The base salaries paid to Executive Officers were frozen during the period April 1, 1995 through December 31, 1997, reflecting the Compensation Committee's desire to place more emphasis on the variable components of compensation (see the discussion on Annual Incentive Compensation and Long-Term and Other Compensation). As of January 1, 1998, salary increases for Executive Officers were approved by the Board consistent with the Company's executive compensation philosophy.

     In comparison with the Company's peer group, base salaries paid to Executive Officers in 1998 were at the lower end of the median range of base salaries of such peer group.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation for Executive Officers is awarded under the Company's Incentive Compensation Plan and is based on both corporate and individual performance. The size of the aggregate incentive compensation pool, if any, from which individual annual bonuses are paid, is based on an amount of the Company's after-tax profits that may be payable as incentive compensation to participants assuming achievement of the Company's performance targets and target performance by individual participants. The aggregate incentive compensation award pool is either increased or decreased, depending upon the extent to which the Company's performance surpasses or underachieves the performance of a peer group of companies. Using the actual results of the comparison companies on selected financial measures, separate scales are created to measure deviation from the averages of the group on the selected performance measures. The scales measure performance along a continuum from "A" to "D" where "A" represents performance far in excess of the average and "D" represents performance well below the average. The Company's actual results on the same selected financial measures are then compared to those of the comparison group using the scales that have been developed as described above. The resulting rankings are then combined into an overall ranking that describes the Company's performance relative to the comparison group. Based upon this ranking the aggregate incentive compensation pool can be increased or decreased.

     After the amount of the aggregate award pool is determined using the foregoing method, each individual Executive Officer's annual incentive compensation is determined by the Compensation Committee using the applicable percentage of base salary for each such Executive Officer. The applicable percentage of base salary is determined in accordance with the Company's Incentive Compensation Plan and ranges from thirty-five to seventy-five percent depending on the position and level of the Executive Officer with the Company. This is consistent with the Compensation Committee's desire to place more weight on performance based compensation such as incentive compensation and stock options. The individual bonuses can be higher or lower based on criteria evaluated by the Compensation Committee, including: (i) such Executive Officer's achievement (or contribution to the achievement by such Executive Officer's department or area of responsibility) of personal targets and objectives and
(ii) the evaluations and recommendations of the Chief Executive Officer and Human Resources Department as to such Executive Officer's annual incentive compensation. The personal targets and objectives are the same as those described above used by the Compensation Committee in determining such Executive Officer's base salary.

     Additionally, the Compensation Committee may adjust the amount of the incentive compensation award pool and individual incentive compensation awards if, in any given year, unusual or nonrecurring factors affect the operations or operating earnings of the Company in a manner which is not reflected in the actual performance of the Company or Executive Officers for such year. For 1997, as an added incentive to continue the turnaround in the Company's profitability that was begun in 1995, the Compensation Committee increased the incentive compensation opportunity, for 1997 only, by an amount equal to 15% of the base salaries of the Executive Officers and a select group of managers below the Executive Officer level whose retention and motivation were seen by management as vital to the achievement of the Company's business plan for 1997.

     The Compensation Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of such Executive Officer's level of achievement of the specific performance-related goals or as a result of the Company's level of performance relative to the comparison group of companies.

     The incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page 13. In comparison with the Company's peer group, the incentive compensation awards paid to Executive Officers for 1998 are expected to be higher than those of the corresponding executive officers in the peer group, at least as a percent of base salary. Base salaries and incentive compensation, in the aggregate, paid to Executive Officers in 1998 are expected to be slightly higher than the median level, reflecting the Company's relative outperformance (by 12%) of the peer group during 1998.

LONG-TERM AND OTHER COMPENSATION

     In addition to the base salary and annual incentive compensation components of Executive Officers' compensation, the total compensation for Executive Officers includes a long-term incentive component in the form of stock options granted under the Company's stock option plans. The Compensation

Committee believes that stock ownership encourages management to enhance Stockholder value. Stock option grants are intended to motivate and reward Executive Officers and other key management employees for improving the overall financial condition of the Company over a period of time. The stock option plans are also intended to induce continued employment of key management employees with the Company and, by offering incentives comparable to those offered by the Company's peer group, to enable the Company to compete for, attract and retain skilled management personnel. The Company encourages participants in the plans to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period, which options vest 100% on the third anniversary of the date of the grant, at the fair market value per share on the date of grant. In 1998 two separate stock option grants were made. The first one was subject to the standard three-year vesting rule. The second one having vesting provisions different than the standard provisions in the plan. The second group of stock options were granted at $27.25 per share, the fair market value on the date of the grant, and had special vesting provisions, i.e. one-third vest when the market price reaches $36.00 per share, one-third vest when the market price reaches $42.00 per share and one-third vest when the market price reaches $50.00 per share. In each instance, vesting occurs only after the market price is maintained for a period of 20 consecutive trading days. If these options do not vest based on the achievement of the indicated stock prices, the options, in any event, vest 100% on the seventh anniversary of the date of the grant.

     Generally, the number of options granted to an Executive Officer is based on a percentage of the Executive Officer's base salary, determined by the Compensation Committee considering the recommendations of the Human Resources Department, and the market price per share on the date of grant. The determination of such percentage of base salary takes into account the Executive Officer's responsibilities with the Company (i.e., more options are given to employees and executives in higher levels and positions). Options are generally granted on an annual basis to each Executive Officer, and the number of options granted is periodically evaluated to ensure that the Company maintains a compensation program for each Executive Officer in accordance with the Compensation Philosophy discussed on page 18.

     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, the Company adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations. Effective December 1, 1995 the Company amended the Deferred Compensation Plan to allow for the deferral of other compensation, in whole or in part, at the discretion of each Executive Officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee evaluates the performance of Mr. Davies, the Company's Chief Executive Officer, and determines the amount of total compensation to be paid to Mr. Davies, which is subject to approval of the non-employee members of the Company's Board of Directors.

     The Compensation Committee's bases for determining the total compensation for the Chief Executive Officer are substantially the same as discussed above with respect to the Company's Executive Officers. Generally, as with the other Executive Officers, the Compensation Committee seeks to maintain the Chief Executive Officer's base salary at a level competitive with chief executive officers of other companies in the Company's peer group, although the Chief Executive Officer's base salary and incentive compensation are more significantly affected by the Company's performance and individual performance in each year.

     Mr. Davies' base salary for 1998 was below the median level with respect to the Company's peer group, reflecting the Compensation Committee's desire to place more emphasis on his performance based compensation such as incentive compensation and stock options.

     In January 1999, the Compensation Committee reviewed the performance of the Company and Mr. Davies. Using the methodology described earlier in this report under "Annual Incentive Compensation," the Compensation Committee determined that the Company outperformed the comparison group of companies and awarded Mr. Davies a bonus of 124% of base salary, equal to 165% of his target award. Mr. Davies' incentive compensation award for 1998 is expected to exceed the median level in comparison with the Company's peer group.

SUBMITTED BY THE COMPENSATION & ORGANIZATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

Rosina B. Dixon, M.D., Chairman            Robert D. LeBlanc
Cyril C. Baldwin, Jr.                      Dwight C. Minton
Robert H. Beeby                            John O. Whitney

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dwight C. Minton was a member of the Compensation & Organization Committee during 1998. Mr. Minton retired as Chief Executive Officer of the Company in October 1995. See Transactions With Management discussion below.

TRANSACTIONS WITH MANAGEMENT

     Mr. Dwight C. Minton, Chairman of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date, the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement shall continue for the life of Mr. Minton. Pursuant to this consulting arrangement, Mr. Minton's compensation for 1998 was $250,000. For subsequent years, his compensation shall be at the annual rate of $100,000 subject to review and adjustment by the Board. For 1999, the Board determined that Mr. Minton's compensation shall be

$250,000. In addition, the Company has agreed to continue Mr. Minton's medical benefits and provide office space and administrative support during the term of the consulting agreement. The Company has further agreed that outstanding stock options granted to Mr. Minton pursuant to the Company's Stock Option Plans did not expire upon his termination of employment with the Company. Mr. Minton's right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options. Mr. Minton shall receive no other fees relating to his service as Chairman and shall not be eligible to participate in the Compensation Plan for Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1998. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 1998, except that reports for (i) Mr. James P. Crilly, Senior Vice President Arm & Hammer Division, for two transactions in Company Common Stock were inadvertently filed late, (ii) Mr. John D. Leggett, III, a Director of the Company, for three transactions in Company Common Stock were inadvertently filed late, and (iii) Mr. Dwight C. Minton, Chairman of the Board, for three transactions in Company Common Stock were inadvertently filed late. All other reports for Messrs. Crilly, Leggett and Minton were filed timely.

                           2. APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board appointed Deloitte & Touche as independent auditors for the Company to examine its consolidated financial statements for 1999, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. A representative of Deloitte & Touche will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.

                       3. STOCKHOLDER PROPOSAL REQUESTING
                 CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

     Mr. John J. Gilbert and Ms. Margaret R. Gilbert of 29 East 64th Street, New York, NY 10021-7043, and Ms. Bernadette Liberti of 598 Centre Avenue, Lindenhurst, NY 11757, the beneficial owners of 1,480 shares in the aggregate, have indicated that the following resolution will be introduced at the meeting:

     RESOLVED: That the stockholders of Church and Dwight Co., Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                                    REASONS

     Strong support along the lines we suggest were shown at the last annual meeting when 17%, owners of 5,861,973 shares, were cast in favor of this proposal. The vote against included 52 unmarked proxies.

     California law requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio has the same provision.

     The National Bank Act provides for cumulative voting. Companies get around it by forming holding companies without cumulative voting. Banking and other authorities should question the capability of directors to be on boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have more hearings to prevent such persons becoming directors before they harm investors.

     The recent banking failures throughout the world shows the importance of cumulative voting to get better directors on the board.

     Many successful corporations have cumulative voting. Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand won two awards having cumulative voting.

     Another good example is Union Pacific, having troubles with freight shipments which were backed up for months. The merger with Southern Pacific was the excuse. Two years ago, Union Pacific took away cumulative voting.

     Lockheed-Martin, as well as VWR Corporation have a provision that if anyone has 40% or more of the shares cumulative voting applies.

     In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting but the stockholders defeated it, showing stockholders are interested in their rights. Very successful Hewlett Packard has cumulative voting.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

     A similar stockholder proposal was submitted for consideration at the 1998 Annual Meeting of Stockholders. The proposal was overwhelmingly rejected with 79% of the votes cast against the proposal, including 2% abstentions.

     Cumulative voting is the process by which votes may be accumulated and distributed among any number of nominees instead of being spread ratably among as many candidates as there are vacancies to be filled. Under cumulative voting, each stockholder is entitled to cast as many votes as are equal to the number of votes eligible to be cast, multiplied by the number of Directors to be elected (the discussion on page 29 outlines the procedures for determining the number of votes per share of stock).

     As a consequence, cumulative voting permits special groups of stockholders to elect directors to represent their particular interests or points of view. The Company has sought to place broad powers in the hands of the entire Board of Directors to enable the Board to represent all stockholders. The Board of Directors believes each director should act on behalf and for the benefit of, all the stockholders rather than as a representative of any particular group. Cumulative voting may negatively impact the ability of the Board to work together to the detriment of the Company and its Stockholders. The election of each director by a majority vote of stockholders permits the directors to administer the functions of the Company for the benefit of all stockholders.

     For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of Stockholders and recommends that Stockholders vote AGAINST this proposal.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or by proxy at the Annual Meeting is required for approval of this proposal.

                       4. STOCKHOLDER PROPOSAL REQUESTING
                       EQUAL EMPLOYMENT DIVERSITY REPORT

     The Sisters of Saint Ursula, of 139 South Mill Road, Rhinebeck, New York 12572, the beneficial owners of 2,000 shares, have indicated they will introduce the following resolution at the meeting:

     Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 explains that a positive diversity record has a positive impact on the bottom line. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent in our workforce.

     - Women and minorities comprise 57% of the workforce, yet represent only 3% of executive positions.

     - Women who were awarded more than half of all master degrees represent less than 5% of the senior level management positions.

     These statistics show the limits placed on selecting the most talented people for top management positions.

     Workplace discrimination has created a significant burden for shareholders. Recently, companies including Shoney's Incorporated, Denny's and Hughes Aircraft have posted multi-million dollar losses as a result of settling various discrimination lawsuits. In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott. In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment. The high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination allegations make this issue a high priority for shareholders.

     More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, US Air Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

          RESOLVED: Shareholders request our company prepare at reasonable cost, which should exclude confidential information. This report shall be made available to shareholders and employees four months from the date of the annual meeting and shall include:

          1. A chart identifying employees by sex and race in each of the nine major EEOC defined job categories for 1996, 1997, and 1998, listing actual numbers and percentages in each category.

          2. A summary description of any Affirmative Action policies and programs to improve performance, including job categories where women and persons of color are underutilized. This description should include any policies and programs specifically oriented toward increasing the number of managers who are qualified females and/or belonging to ethnic minority groups, summarizing the current number of persons by race and gender in management.

          3. A general description of how our company publicizes its affirmative action policies and programs to merchandise suppliers and service providers.

          4. A description of any policies and programs directing the purchase of goods and services to minority and/or female owned business enterprises.

          5. A report on any material litigation in which the company is involved concerning race, gender or the physically challenged.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

     The Company is committed to complying with all applicable equal employment opportunity laws and affirmative action regulations. It is the Company's policy not to discriminate against any employee or applicant because of race, color, religion, sex, national origin, age, or disability. The Company also maintains appropriate affirmative action plans. The Company already complies with federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws and its affirmative action plans. The preparation and distribution of an additional report will not enhance the Company's commitment to the worthy goal of equal employment opportunity and affirmative action. Moreover, the Board of Directors believes that requiring preparation and distribution of another report would be a poor use of Company resources.

     For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of stockholders and recommends that stockholders vote AGAINST this proposal.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or by proxy at the Annual Meeting is required for approval of this proposal.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 2000 Annual Meeting of Stockholders must be received no later than December 2, 1999, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                            DISCRETIONARY AUTHORITY

     A duly executed proxy given in connection with the Company's 2000 Annual Meeting of Stockholders will confer discretionary authority on the proxies named therein, or any of them, to vote at such meeting on any matter of which the Company does not have written notice on or before February 15, 2000, without advice in the Company's proxy statement as to the nature of such matter.

                          ANNUAL REPORT AND FORM 10-K

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR 1998, INCLUDING FINANCIAL STATEMENTS, IS BEING FURNISHED, SIMULTANEOUSLY WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 8, 1999, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING THE EXHIBITS THERETO, WILL BE PROVIDED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO SECRETARY, CHURCH & DWIGHT CO., INC., 469 N. HARRISON STREET, PRINCETON, NEW JERSEY, 08543-5297. THE FORM 10-K PROVIDED TO STOCKHOLDERS WILL INCLUDE A LIST OF EXHIBITS TO THE FORM 10-K. COPIES OF EXHIBITS WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND UPON PAYMENT OF REPRODUCTION AND MAILING EXPENSES.

                                            MARK A. BILAWSKY
                                            Vice President, General Counsel and
                                            Secretary

Princeton, New Jersey
April 1, 1999

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn.: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Stockholders' Meeting.

     The Company will notify stockholders of record who are natural persons, in advance of a Stockholders' Meeting, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 6, 1999

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the _____ shares of the Company's Common Stock held of record by the Undersigned on March 8, 1999, _____ shares have been beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            Dated:
                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------
                                                Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                Church & Dwight
                           469 North Harrison Street
                        Princeton, New Jersey 08543-5297

                        Consumer and Specialty Products

                                    Church &
                                Dwight Co., Inc.
                                      1999

                               [Arm&Hammer Logo]
                                                              (R)

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                                  MEETING DATE
                                  MAY 6, 1999

CHURCH & DWIGHT CO., INC.   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            469 NORTH HARRISON STREET, PRINCETON, N.J.
                            08543-5297

The Undersigned, having received the Notice of Meeting and Proxy Statement dated April 1, 1999, hereby appoints ROSINA B. DIXON, M.D., JOHN D. LEGGETT, III, Ph.D. and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 6th day of May, 1999 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy Statement:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Nominees for Directors as listed below (except as marked to the contrary below). FOR [ ] WITHHOLD AUTHORITY [ ]

Nominees: Cyril C. Baldwin, Jr., William R. Becklean, Rosina B. Dixon, M.D., and Robert D. LeBlanc.

INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the space provided below.

--------------------------------------------------------------------------------

2. Approval of appointment of Deloitte & Touche as independent auditors of the Company's 1999 financial statements.

                        FOR [ ] AGAINST [ ] ABSTAIN [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.
3. A Stockholder proposal relating to cumulative voting in the election of Directors.

                        FOR [ ] AGAINST [ ] ABSTAIN [ ]

4. A Stockholder proposal requesting preparation of an equal employment diversity report.
                        FOR [ ] AGAINST [ ] ABSTAIN [ ]

5. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2;
                           AND AGAINST ITEMS 3 AND 4.
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
                              APPROVAL OF ITEM 2.
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

                                                     (Continued on reverse side)

(Continued from other side)

Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below.

                                                              Dated                                      ,
                                                              1999
                                                              ------------------------------------------------

                                                              Signature
                                                              ------------------------------------------------

                                                              Signature
                                                              ------------------------------------------------

                                                              TOTAL One-Vote Shares       x 1 =
                                                              ------------------------------------------------

                                                              TOTAL Four-Vote Shares       x 4 =
                                                              ------------------------------------------------

                                                              TOTAL NUMBER OF VOTES
                                                              ------------------------------------------------
                                                              Please sign exactly as name appears hereon.
                                                              Where shares are held jointly, each holder
                                                              should sign. Executors, administrators, trustees
                                                              and others signing in a representative capacity
                                                              should so indicate. If a signer is a
                                                              corporation, please sign the full corporate name
                                                              by an authorized officer.

     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.